Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2013 FIRST QUARTER RESULTS

— Revenue growth of 6%, with strength across all three segments

— As reported, earnings increased 8% to $0.52 per diluted share

— Board of Directors increases quarterly dividend by two cents to $0.19 per share

Mentor, Ohio (August 2, 2012)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2013 first quarter ended June 30, 2012. As reported, fiscal 2013 first quarter revenue increased 6% to $337.0 million compared with $318.6 million in the first quarter of fiscal 2012, with revenue growth across all three business segments.

Fiscal 2013 first quarter operating income was $48.3 million compared with operating income of $46.9 million in the first quarter of fiscal 2012. Fiscal 2013 first quarter net income was $30.4 million, or $0.52 per diluted share, compared with net income of $28.7 million, or $0.48 per diluted share in the first quarter of fiscal 2012. Adjusted earnings per share increased to $0.53 compared with $0.50 per diluted share in the first quarter of fiscal 2012. Adjusted earnings exclude the amortization of purchased intangible assets, acquisition related transaction and integration costs, and certain other items identified in the attached table to provide meaningful comparative analysis.

“We are pleased to have a strong start to fiscal 2013, with growth across all businesses and performance better than our expectations,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our business outside of SYSTEM 1 continues to deliver robust performance, which has allowed us to more than offset expected S20 sterilant sales declines, and to grow earnings compared with last year. Our expectations for earnings per diluted share for the full year are in-line with our prior GAAP outlook of $2.00 to $2.20. On an adjusted basis, earnings per diluted share are anticipated to be in the range of $2.15 to $2.35 for the full year, including five cents of accretion from the proposed US Endoscopy acquisition, excluding certain costs.”

STERIS Corporation

News Announcement

Segment Results

Healthcare revenue in the quarter was $229.5 million, an increase of 3% compared with $223.2 million in the first quarter of fiscal 2012. Revenue growth was driven by 7% growth in capital equipment and a 3% increase in service revenue. Consumable revenue declined 5% due to continued declines in S20 sterilant volume. Operating income was $22.7 million compared with operating income of $26.3 million in last year’s first quarter. The decline in operating income year-over-year was due to a reduction in gross margin, increased spending on research and development, and higher SYSTEM 1E product reliability expenses.

Life Sciences first quarter revenue increased 14% to $60.5 million compared with $52.9 million in the first quarter of fiscal 2012. Revenue growth was driven by a 36% increase in capital equipment, 4% growth in consumables and 3% growth in service revenue. Life Sciences operating income was $11.9 million compared with $9.5 million in the prior year first quarter. The increase in operating income was driven by higher volumes and improved operating leverage.

Fiscal 2013 first quarter revenue for Isomedix Services was $46.1 million compared with $42.0 million in the same period last year, an increase of 10%. Revenue benefitted from increased volumes from core medical device Customers as well as the recent acquisition of Biotest, which added 400 basis points to growth. Operating income was $15.6 million in the quarter compared with $13.0 million in the first quarter of last year.

Cash Flow

Net cash provided by operations for the first quarter of fiscal 2013 was $61.3 million, compared with $12.0 million last year. Free cash flow (see note 1) for the first quarter of fiscal 2013 was $45.7 million, compared with negative $3.6 million in the prior year. The improvement in free cash flow is due to improvements in working capital management, specifically the anticipated reduction of over $28 million in SYSTEM 1E related inventory and lower days sales outstanding.

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a two cent increase in its quarterly dividend to $0.19 per common share, representing the seventh consecutive year of double digit percentage increases in the dividend. The dividend is payable September 20, 2012 to shareholders of record at the close of business on August 23, 2012.

STERIS Corporation

News Announcement

Outlook

STERIS announced the proposed acquisition of US Endoscopy on July 17, 2012. Reflecting the impact of that acquisition, the Company now expects revenue growth for fiscal 2013 to be in the range of 3-4%, compared with previous expectations of flat revenue performance. Similarly, Healthcare segment revenue is expected to grow low-single digits, compared with previous expectations of a decline in revenue of low-single digits. The revenue outlook for Life Sciences and Isomedix is unchanged.

The Company is maintaining its outlook for earnings per diluted share on a U.S. GAAP basis in the range of $2.00 to $2.20 for fiscal 2013, which includes approximately five cents of dilution from the proposed US Endoscopy acquisition.

Going forward, STERIS will provide U.S. GAAP earnings as well as adjusted earnings per share. Adjusted earnings will exclude the amortization of purchased intangible assets, acquisition related transaction and integration costs, and certain other items to provide meaningful comparative analysis. The Company has provided adjusted financial results for fiscal 2012 in order to provide meaningful year-over-year comparisons. Adjusted earnings per diluted share for fiscal 2013 are anticipated to be in the range of $2.15 to $2.35, including accretion of approximately five cents per share from the proposed acquisition of US Endoscopy. Please see the attached financial tables for a complete reconciliation of these non-GAAP numbers to the nearest GAAP information.

The Company’s outlook for fiscal 2013 reflects certain key assumptions, some of which are listed below:

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of June 29, 2012.

•	The Company has assumed a modest increase in raw material costs.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	Excludes the impact of the Medical Device Excise Tax; potential earning per share impact could be in the range of $0.02 to $0.04.

•	EBIT as a percent of revenue is anticipated to be approximately 14% on a U.S. GAAP basis including US Endoscopy.

•	The effective tax rate is anticipated to be approximately 35%.

STERIS Corporation

News Announcement

For the full fiscal year 2013, free cash flow (see note 1) is now anticipated to be approximately $130 million excluding the SYSTEM 1 Rebate Program and class action settlement, or $90 million including those items.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time on August 2, 2012, either over the Internet at www.steris-ir.com or via phone by calling 1-866-350-7007 in the United States and Canada, and 1-203-369-0047 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. Free cash flow is defined as net cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies. Please see the attached financial tables for a complete reconciliation of these non-GAAP numbers to the nearest GAAP information.

STERIS Corporation

News Announcement

# # #

This press release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this press release, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in this press release, the referenced conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results (including without limitation the settlement of the SYSTEM 1 class action litigation and the regulatory matters related to SYSTEM 1E or its accessories). References to products, the consent decree, the transition or rebate program, or the class action settlement, are summaries only and should not be considered the specific terms of the decree, settlement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments, or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance, performance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system and adjustments to related reserves, or those matters described in our Form 10-K for the year ended March 31, 2012 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the possibility that anticipated benefits and results of the US Endoscopy transaction will not be realized or will be other than anticipated, (h) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (i) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2012, and other securities filings.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues	$336,960	$318,639
Cost of revenues	199,708	185,714

Gross profit	137,252	132,925
Operating expenses:
Selling, general, and administrative	79,774	77,009
Research and development	9,312	8,757
Restructuring expense	(136)	258

Total operating expenses	88,950	86,024

Income from operations	48,302	46,901
Non-operating expense, net	2,712	3,104
Income tax expense	15,236	15,066

Net income	$30,354	$28,731

Earnings per common share (EPS) data:
Basic	$0.52	$0.48

Diluted	$0.52	$0.48

Cash dividends declared per common share outstanding	$0.17	$0.15

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	57,911	59,255
Diluted number of common shares outstanding	58,312	60,103

STERIS Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	June 30, 2012	March 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$186,731	$150,821
Accounts receivable, net	245,587	280,324
Inventories, net	162,085	157,712
Other current assets	61,102	63,026

Total Current Assets	655,505	651,883

Property, plant, and equipment, net	385,847	386,409
Goodwill and intangible assets, net	331,852	337,784
Other assets	30,142	29,620

Total Assets	$1,403,346	$1,405,696

Liabilities and Equity
Current liabilities:
Accounts payable	$73,716	$83,188
Accrued SYSTEM 1 Rebate Program and class action settlement	59,823	69,065
Other current liabilities	136,675	126,142

Total Current Liabilities	270,214	278,395

Long-term debt	210,000	210,000
Other liabilities	89,738	94,637
Equity	833,394	822,664

Total Liabilities and Equity	$1,403,346	$1,405,696

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$229,514	$223,224
Life Sciences	60,496	52,868
STERIS Isomedix Services	46,056	42,003

Total Reportable Segments	336,066	318,095
Corporate and Other	894	544

Total Segment Revenues	$336,960	$318,639

	Three Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Segment Operating Income:
Healthcare	$22,730	$26,268
Life Sciences	11,854	9,459
STERIS Isomedix Services	15,578	12,959

Total Reportable Segments	50,162	48,686
Corporate and Other	(1,860)	(1,785)

Total Operating Income	$48,302	$46,901

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$30,354	$28,731
Non-cash items	15,509	29,432
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	(9,242)	(6,536)
Changes in operating assets and liabilities	24,646	(39,646)

Net cash provided by operating activities	61,267	11,981

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(15,542)	(15,588)
Proceeds from sale of property, plant, equipment and intangibles	17	—
Investments in businesses, net of cash acquired	—	(22,269)

Net cash used in investing activities	(15,525)	(37,857)

Financing Activities:
Repurchases of common shares	(1,117)	(6,131)
Cash dividends paid to common shareholders	(9,867)	(8,913)
Stock option and other equity transactions, net	3,457	2,457
Tax benefit from stock options exercised	525	610

Net cash used in financing activities	(7,002)	(11,977)
Effect of exchange rate changes on cash and cash equivalents	(2,830)	953

Decrease in cash and cash equivalents	35,910	(36,900)
Cash and cash equivalents at beginning of period	150,821	193,016

Cash and cash equivalents at end of period	$186,731	$156,116

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$61,267	$11,981
Purchases of property, plant, equipment, and intangibles, net	(15,542)	(15,588)
Proceeds from the sale of property, plant, equipment, and intangibles	17	—
Payments associated with the SYSTEM 1 Rebate Program and class action settlement, net of tax benefit	—	—

Free Cash Flow	$45,742	$(3,607)

	Twelve Months Ended March 31,
	2013	2013(1)
	(Outlook)	(Outlook)
Calculation of free cash flow for outlook:

Cash flows from operating activities	$175,000	$175,000
Purchases of property, plant, equipment, and intangibles, net	(85,000)	(85,000)
Payments associated with the SYSTEM 1 Rebate Program and class action settlement, net of tax benefit	—	40,000

Free Cash Flow	$90,000	$130,000

(1)	Adjusted to exclude the impact of the payments associated with the SYSTEM 1 Rebate Program and class action settlement.

STERIS Corporation

Non-GAAP Financial Measures

(In thousands, except per share data)

The Company has referred to an adjusted financial measure regarding the results of operations excluding certain items to provide meaningful comparative analysis between the periods. This financial measure is considered to be a "non-GAAP financial measure" under Securities Exchange Commission rules. Reconciliation of the financial measure to its nearest GAAP financial measure is provided in the table below.

	Three months ended		Twelve months ended
	June 30,		March 31,
	2012	2011	2013	2012
	(Unaudited)	(Unaudited)	(Outlook)	(Unaudited)
Calculation of adjusted net income per diluted share:
Net Income per diluted share	$0.52	$0.48	$2.00 - $2.20	$2.31
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	—	—	—	(0.18)
S1E inventory reserve, net of tax	—	—	—	0.03
Inventory “step up” to fair value, net of tax	—	—	—	0.01
Amortization and impairment of purchased intangible assets, net of tax	0.01	0.02	0.08	0.08
Gain from fair value adjustment of acquisition related contingent consideration, net of tax	—	—	—	(0.03)
Acquisition related transaction and integration expenses, net of tax	—	—	0.07	—

Adjusted net income per diluted share	$0.53	$0.50	$2.15 - $2.35	$2.22

STERIS Corporation

Unaudited Supplemental Financial Data

First Quarter Fiscal 2013

As of June 30, 2012

	FY 2013	FY 2012
	Q1	Q1
Total Company Revenues
Capital	$138,418	$124,619
Consumables	75,335	77,394
Service	123,207	116,626

Total Recurring	198,542	194,020

Total Revenues	$336,960	$318,639

United States Revenues	$262,404	$244,836
United States Revenues as a % of Total	78%	77%
International Revenues	$74,556	$73,803
International Revenues as % of Total	22%	23%

	Q1	Q1
Segment Data
Healthcare
Revenues
Capital	$114,433	$106,892
Consumables	56,332	59,105
Service	58,749	57,227

Total Recurring	115,081	116,332

Total Healthcare Revenues	$229,514	$223,224

Operating Income	22,730	26,268

Life Sciences
Revenues
Capital	$23,985	$17,645
Consumables	19,003	18,289
Service	17,508	16,934

Total Recurring	36,511	35,223

Total Life Sciences Revenues	$60,496	$52,868

Operating Income	11,854	9,459

Isomedix Services
Revenues	$46,056	$42,003
Operating Income	15,578	12,959

Corporate and Other
Revenues	$894	$544
Operating Income (Loss)	(1,860)	(1,785)

	Q1	Q1
Other Data
Healthcare Backlog	$99,342	$133,816
Life Sciences Backlog	47,381	46,593

Total Backlog	$146,723	$180,409

Free Cash Flow	$45,742	$(3,607)
Net Debt	$23,269	$53,884

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.